                                                                                                             EXHIBIT 12
                                                                                                             ----------

      NEWELL RUBBERMAID INC. AND SUBSIDIARIES
      STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
      (IN MILLIONS, EXCEPT RATIO DATA)


                                                                      Three Months Ended           Nine Months Ended
                                                                         September 30,                September 30,
                                                                         ------------                 ------------
                                                                       2003           2002          2003         2002
                                                                       ----           ----          ----         ----
      Earnings available for fixed charges:
         Income before income taxes and cumulative effect
            of accounting change                                      $110.9         $114.0        $243.9        $325.5
         Fixed charges:
            Interest expense                                            27.4           29.7          88.0          84.1
            Portion of rent determined to be interest (1)               11.9            9.8          34.1          29.7
            Minority interest in income of subsidiary trust              6.7            6.7          20.0          20.0
            Equity earnings                                                -              -             -          (0.7)
                                                                      ------         ------        ------        ------
                                                                      $156.9         $160.2        $386.0        $458.6
                                                                      ======         ======        ======        ======

      Fixed charges:
         Interest expense                                              $27.4          $29.7         $88.0         $84.1
         Portion of rent determined to be interest (1)                  11.9            9.8          34.1          29.7
         Minority interest in income of subsidiary trust                 6.7            6.7          20.0          20.0
                                                                      ------         ------        ------        ------
                                                                       $46.0          $46.2        $142.1        $133.8
                                                                      ======         ======        ======        ======


      Ratio of earnings to fixed charges                                 3.41           3.47          2.72          3.43
                                                                       ======         ======        ======        ======

     (1) A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.
